UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Consent Revocation Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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TARONIS FUELS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

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On April 8, 2021, Taronis Fuels, Inc. issued the following press release:

TARONIS ANNOUNCES SETTLEMENT AGREEMENT WITH SHAREHOLDER GROUP

Resolves Consent Solicitation, Delaware Litigation and Other Matters

Five New Shareholder Designees Appointed to Board

Peoria, AZ, April 8, 2021 – Taronis Fuels, Inc. (“Taronis” or “the Company”) (OTCQB:TRNF), a global producer of renewable and socially responsible fuel products, today announced it has reached a settlement agreement with Thomas Wetherald and Tobias Welo (together, “the Concerned Shareholders”), who together own approximately 11.1% of outstanding shares of Taronis, to end the consent solicitation initiated by the Concerned Shareholders and resolve other matters involving the parties. Under the agreement, Taronis immediately will expand the size of the Board to six directors, including the Concerned Shareholders’ five designees and one incumbent director, Peter Molloy.

“We are pleased to have reached an agreement that we believe is in the best interests of all Taronis shareholders and sets us on a path forward,” said Peter Molloy, incumbent member of the Taronis Board of Directors.

“We look forward to serving on the Board and sharing our perspectives and insights,” said Thomas Wetherald. “We believe U.S. retail and wholesale industrial gas distribution offers significant growth opportunities, and we are highly focused on helping to ensure the Company reaches its full potential in this exciting space.”

The appointees to the Taronis Board include Thomas Wetherald, Tobias Welo, Andrew McCormick, Mary Pat Thompson and Sergey Vasnetsov. The Board intends to reconstitute membership and chairmanships on the Nominating and Governance Committee, Compensation Committee and Audit Committee.

About the Newly Appointed Directors

Thomas Wetherald, 50, served as the Chief Financial Officer of Laird Superfood, an emerging consumer products platform focused on manufacturing and marketing highly differentiated plant-based and functional foods, from January 2018 until April 2019, and as Co-CFO from April 2019 through June 2019. Mr. Wetherald has served on Laird Superfood’s Board of Directors since 2017 and served as Chairman of the Board from June 2019 through September 2020. Prior to joining Laird Superfood, Mr. Wetherald operated as an independent money manager. Mr. Wetherald was also an Equity Analyst, from 2002 to 2005, and Small-Cap Growth Portfolio Manager, from 2005 to 2015, at Massachusetts Financial Services from 2002 through 2015. Prior to joining Massachusetts Financial Services, Mr. Wetherald worked as Research Assistant, Associate and Equity Analyst at Manning & Napier from 1995 through 2002 and at Chase Manhattan Bank from 1993 through 1995. Mr. Wetherald graduated from St. Lawrence University.

Tobias Welo, 48, is the CEO and Founder of Artful Jaunts, LLC, a travel company which offers trips focused on luxury art experiences. Mr. Welo served as a director of Taronis during December 2020. Before founding Artful Jaunts, from 2005 to 2018 Mr. Welo served as sector leader at Fidelity Management & Research (FMR) for industrials and materials, which included chemicals and industrial gases, and as a portfolio manager of the materials fund, which included in-depth coverage of the industrial gas sector. Before joining FMR, Mr. Welo served as a director, equity analyst/portfolio manager at Blackrock from 2002 to 2005. Mr. Welo earned a B.A. from Pomona College and an MBA from the Wharton School at the University of Pennsylvania and is a chartered financial analyst.

Andrew McCormick, 35, has served as General Counsel and Secretary of Laird Superfood since February 2019. Prior to joining Laird Superfood, Mr. McCormick was a Senior Associate at the Denver office of Hogan Lovells US LLP, where he advised clients on capital markets and M&A matters from 2014 to 2019. From 2011 to 2013 Mr. McCormick was an associate at Latham & Watkins (London), LLP, where he advised issuers and investment banks in global capital markets transactions. Mr. McCormick holds a B.A. with distinction from Hendrix College in Conway, Arkansas, a J.D. from Columbia University in New York, and an LLM from the London School of Economics in the UK.

Mary Pat Thompson, 58, has served as a consultant at Bruckmann, Rosser, Sherrill & Co., a private equity firm, since 2019. Ms. Thompson previously served as Chief Financial Officer and Treasurer of Taronis from November 2020 to December 2020 and as a director of Taronis during December 2020, and as Senior Vice President of Finance and Administration and Chief Financial Officer of MWI Animal Health from August 2005 through her retirement in October 2018, with oversight of finance, inventory management, information technology, and human resources. Ms. Thompson also served as Vice President, Secretary and Chief Financial Officer of MWI Animal Health from June 2002 to August 2005. Since 2015 she has served on Zion’s Bank Business Advisory Board and the San Francisco Reserve’s 12th District Economic Advisory Council, where she was Chairperson for 2019. Additionally she serves on the boards of Regence Blueshield of Idaho and the University of Idaho’s College of Business and Economics Advisory Board, and served on the board of H&E Equipment Services until March 31, 2021, and is past President of the American Veterinary Distributers Association and the 2019 recipient of the Sundance Film Festival Women’s Leadership Award. Ms. Thompson graduated Summa Cum Laude from the University of Idaho with a B.S. in accounting and is a licensed Certified Public Accountant in Idaho.

Sergey Vasnetsov, 57, is currently an independent consultant and previously served as Senior Vice President, Strategic Planning & Transactions at LyondellBasell, one of the world’s largest plastics, chemical and refining companies, from August 2010 through May 2016. Before joining LyondellBasell, Mr. Vasnetsov was Managing Director of Equity Research, head of Global Chemicals Research at Barclays Capital, and a predecessor firm from 1999 to 2010. Earlier in his career, Mr. Vasnetsov spent 10 years in academic and industrial chemical research and development.

Forward-Looking Statements

This press release contains forward-looking information about TRNF within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs about the industrial gas and welding supply industry, TRNF’s business and potential are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include those risks identified in TRNF’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect TRNF’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on TRNF’s stock price. TRNF cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. TRNF disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About TRNF

Taronis Fuels, Inc. is a global producer of renewable and socially responsible fuel products. Our goal is to deliver environmentally sustainable, technology driven alternatives to traditional fossil fuel and carbon-based economy products. We believe our products offer a vastly cleaner solution to legacy acetylene and propane alternatives.

Taronis is also dedicated to providing fundamentally safer solutions to meet the industrial, commercial and residential needs of tomorrow’s global economy. Our products have been rigorously tested and independently validated by global gas authorities as vastly safer than acetylene, the most dangerous industrial gas in use today.

Lastly, we strive to deliver products that offer significant function superiority at a reduced cost to the end consumer. Through these efforts, we support 9 of the 17 United Nations Sustainable Development Goals. For more information, please visit our website at www.taronisfuels.com.

Taronis Fuels Contacts:

Investors:

Taronis Fuels
ir@taronisfuels.com

or

MacKenzie Partners, Inc.
Bob Marese/Larry Schimmel
212-929-5500
Proxy@mackenziepartners.com

Media:

Reevemark
Paul Caminiti/Pam Greene
(212) 433-4600
Taronis@reevemark.com